EXHIBIT 99

NEWS RELEASE

FOR IMMEDIATE RELEASE          Contact:  Robert E. Evans
---------------------                    President and Chief Executive Officer
May 12, 2003                             (740) 373-3155

                      PEOPLES BANCORP COMPLETES ACQUISITION
                       OF KENTUCKY BANCSHARES INCORPORATED
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                Kentucky Bank & Trust merges with Peoples Bank;
                       5 full-service offices added to PEBO

         Marietta, Ohio - Peoples Bancorp Inc. (Nasdaq: PEBO) announced its acquisition of Kentucky Bancshares Incorporated ("Kentucky Bancshares") as of the close of business on Friday, May 9, for a total purchase price of approximately $29.1 million. Approximately half of the transaction value will be paid in cash and half in Peoples Bancorp common shares.
         First announced in December 2002, the completed acquisition included the merger of Kentucky Bancshares' subsidiary, Kentucky Bank & Trust, into Peoples Bank (a subsidiary of Peoples Bancorp). As a result of the merger, the five full-service banking centers of Kentucky Bank & Trust, located in the northeastern Kentucky communities of Ashland, Russell, Flatwoods, Greenup, and South Shore, will operate as financial service offices of Peoples Bank. The transaction included 3 ATMs, increasing Peoples Bank's total ATMs to 33.
         "After several months of hard work and preparation, we are ready to serve the financial needs of our new customers," said Robert Evans, Peoples Bancorp's President and CEO. "Kentucky Bank & Trust has a good customer base and a strong franchise, with capable leadership and associates dedicated to customer service. The transition teams deserve a lot of credit for preparing Peoples Bank to serve the financial needs of Boyd, Greenup, and Carter Counties."
         The transaction is expected to be immediately accretive to Peoples' earnings due to cost savings and improved efficiencies. Concurrent with the Kentucky Bancshares acquisition, Peoples Bank closed its Russell office at 404 Ferry Street (acquired in 1997) due to proximity of Kentucky Bank & Trust's Russell office.
         "Our focus is to be the leading provider of financial services in the markets we serve," continued Evans. "We encourage local decision-making when practical and present familiar faces to the customer. This acquisition is a logical expansion of our community bank markets, and the new trust relationships make this even more appealing."
         Evans concluded, "This growth allows us again to expand our traditional banking business in markets that we find attractive, giving us new customers and prospects to whom we can offer life, health, car, home, and business insurance, plus additional investment services and more online banking capabilities."
         At April 30, 2003, Kentucky Bancshares had total assets of approximately $130 million, total loans of approximately $75 million, total deposits of approximately $105 million, and total trust assets under management of approximately $190 million. In this transaction, RBC Capital Markets advised Peoples Bancorp and Alex Sheshunoff and Company advised Kentucky Bancshares.
         Peoples Bancorp Inc., a diversified financial products and services company with $1.8 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through Peoples Bank's 50 sales offices and 33 ATMs in Ohio, West Virginia, and Kentucky. Peoples' common shares are traded on the NASDAQ national market under the symbol "PEBO." Peoples Bancorp is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples or enroll in Peoples Bank's internet banking service at www.peoplesbancorp.com.

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